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                             [LETTERHEAD]



September 12, 1996


PETsMART, Inc.
10000 N. 31st Avenue
Suite C-100
Phoenix, Arizona  85051

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing on September 13, 1996 by PETsMART, Inc. (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission, with respect to the offer and sale of up to 979,328 shares of the Company's Common Stock, $.0001 par value (the "Common Stock"), by certain former shareholders of The Pet Food Giant, Inc. ("Pet Food Giant").

In connection with this opinion, we have examined and relied upon the Registration Statement; the Company's Certificate of Incorporation, as amended, and Bylaws; the Agreement and Plan of Reorganization and Plan of Merger among the Company, Turnpike Acquisition Corp., and Pet Food Giant; and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the shares of Common Stock are validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,


COOLEY GODWARD LLP



By:  /s/ Robert J. Brigham
   ----------------------------
       Robert J. Brigham